UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Schedule 14A Information

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.    )

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☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12

DexCom, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 13, 2009

To Our Stockholders:

You are cordially invited to attend the 2009 Annual Meeting of Stockholders of DexCom, Inc. to be held at the Hotel Solamar located at 435 6th Avenue, San Diego, California 92101, on May 19, 2009, at 2:00 p.m. local time.

The matters expected to be acted upon at the meeting are described in detail in the following Notice of Annual Meeting of Stockholders and Proxy Statement.

It is important that you use this opportunity to take part in the affairs of DexCom, Inc. by voting on the business to come before this meeting. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN, AND PROMPTLY RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE SO THAT YOUR SHARES MAY BE REPRESENTED AT THE MEETING. Returning the proxy does not deprive you of your right to attend the meeting and to vote your shares in person.

We look forward to seeing you at the meeting.

Sincerely,

Terrance H. Gregg
President and Chief Executive Officer

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 19, 2009.

THIS PROXY STATEMENT AND OUR ANNUAL REPORT ARE AVAILABLE VIA THE WEBSITE LOCATED AT www.proxyvote.com.

DEXCOM, INC.

6340 Sequence Drive

San Diego, California 92121

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 19, 2009

Dear Stockholder:

You are cordially invited to attend the 2009 Annual Meeting of Stockholders of DexCom, Inc., a Delaware corporation. The meeting will be held on May 19, 2009 at 2:00 p.m. local time at the Hotel Solamar located at 435 6th Avenue, San Diego, California 92101, for the following purposes:

1. To elect two Class I directors to hold office until our 2012 Annual Meeting of Stockholders.

2. Reapproval of the Internal Revenue Code Section 162(m) provisions of our 2005 Equity Incentive Plan to preserve our ability to deduct for corporate income tax purposes compensation that qualifies as performance-based compensation under Section 162(m) of the Internal Revenue Code.

3. To ratify the selection by the audit committee of our Board of Directors of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2009.

4. To conduct any other business properly brought before the meeting.

These items of business are more fully described in the proxy statement accompanying this notice.

The record date for the annual meeting is March 27, 2009. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment or postponement thereof.

By Order of the Board of Directors

Terrance H. Gregg
President and Chief Executive Officer

San Diego, California

April 13, 2009

You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the proxy accompanying this notice as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for your convenience. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other agent and you wish to vote at the meeting, you must request and obtain a proxy issued in your name from that record holder. You may also submit your proxy via the Internet or telephone as specified in the accompanying Internet and telephone voting instructions.

DEXCOM, INC.

6340 Sequence Drive

San Diego, California 92121

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 19, 2009

QUESTIONS AND ANSWERS

Why am I receiving these proxy materials?

We sent you this proxy statement and the accompanying proxy card because the Board of Directors of DexCom, Inc. is soliciting your proxy to vote at its 2009 Annual Meeting of Stockholders. You are invited to attend the annual meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the accompanying proxy card.

We mailed this proxy statement, the accompanying proxy card and our annual report on or about April 13, 2009 to all stockholders of record entitled to vote at the annual meeting.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting To Be Held on May 19, 2009.

The proxy statement and annual report to security holders are available at www.proxyvote.com.

Stockholders may access the proxy statement, proxy card, and our 2008 Annual Report on Form 10-K on the above website.

Who can vote at the annual meeting?

Only stockholders of record at the close of business on March 27, 2009, the record date for the annual meeting, will be entitled to vote at the annual meeting. At the close of business on the record date, there were 45,907,410 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If at the close of business on the record date, your shares were registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the accompanying proxy card to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker, Bank or Other Agent

If at the close of business on the record date, your shares were held, not in your name, but rather in an account at a brokerage firm, bank or other agent, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by your broker, bank or other agent. The broker, bank or other agent holding your account is considered to be the stockholder of record for purposes of voting at the annual meeting.

As a beneficial owner, you have the right to direct your broker, bank or other agent on how to vote the shares in your account. You are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy issued in your name from your broker, bank or other agent.

What am I voting on?

There are three matters scheduled for a vote at the annual meeting:

•	the election of two Class I directors to hold office until our 2012 Annual Meeting of Stockholders,

•

the reapproval of the Internal Revenue Code Section 162(m) provisions of our 2005 Equity Incentive Plan to preserve our ability to deduct for corporate income tax purposes compensation that qualifies as performance-based compensation under Section 162(m) of the Internal Revenue Code, and

•

the ratification of the selection by the audit committee of our Board of Directors of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2009.

How do I vote?

For the election of directors, you may either vote “For” the two nominees or you may “Withhold” your votes for the nominees. For any other matter to be voted on, you may vote “For” or “Against” or abstain from voting. The procedures for voting are as follows:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the annual meeting. Alternatively, you may vote by proxy by using the accompanying proxy card. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person if you have already voted by proxy.

•	To vote in person, come to the annual meeting and we will give you a ballot when you arrive.

•

To vote using the proxy card, simply complete, sign and date the accompanying proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the annual meeting, we will vote your shares as you direct.

Beneficial Owner: Shares Registered in the Name of Broker, Bank or Other Agent

If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a voting instruction card and voting instructions with these proxy materials from that organization rather than from us. Simply complete and mail the voting instruction card to ensure that your vote is counted. To vote in person at the annual meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker, bank or other agent included with these proxy materials, or contact your broker, bank or other agent to request a proxy form.

Voting Electronically via the Internet or Telephone

In addition to voting in person or by returning the enclosed proxy card, stockholders of record may vote their shares either via the Internet or by telephone. Specific instructions to be followed by any registered stockholder interested in voting via the Internet or by telephone are set forth on the accompanying proxy card. The Internet and telephone voting procedures are designed to authenticate the stockholder’s identity and to allow stockholders to vote their shares and confirm that their voting instructions have been properly recorded.

If your shares are registered in the name of a bank or brokerage, you may also be eligible to vote your shares electronically over the Internet or by telephone. A large number of banks and brokerage firms are participating in the Broadridge Investor Communication Services online program, which provides eligible stockholders who receive a paper copy of the proxy statement and related proxy materials the opportunity to vote via the Internet or by telephone. If your bank or brokerage firm participates in Broadridge’s program, your voting form from the bank or brokerage firm will provide you with specific instructions for voting your shares. If your voting form does not reference Internet or telephone information, please complete and return the paper proxy card in the self-addressed, postage-paid envelope provided.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you owned as of the close of business on March 27, 2009, the record date for the annual meeting.

What if I return a proxy card but do not make specific choices?

If you return a signed and dated proxy card without marking any voting selections, your shares will be voted “For” the election of the two nominees for director, and “For” the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm. If any other matter is properly presented at the meeting, one of the individuals named on your proxy card as your proxy will vote your shares using his best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors, officers and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors, officers, and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners or pay a proxy solicitor to assist in the solicitation of proxies.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the applicable vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of three ways:

•	you may submit another properly completed proxy with a later date,

•	you may send a written notice that you are revoking your proxy to our Secretary at 6340 Sequence Drive, San Diego, California 92121, or

•	you may attend the annual meeting and vote in person (however, simply attending the meeting will not, by itself, revoke your proxy).

If your shares are held by your broker, bank or other agent, you should follow the instructions provided by them.

When are stockholder proposals due for next year’s annual meeting?

To be considered for inclusion in next year’s proxy materials, a stockholder proposal must be submitted in writing by December 6, 2009, to our Secretary at 6340 Sequence Drive, San Diego, California 92121. If you wish to submit a proposal that is not to be included in next year’s proxy materials, your proposal generally must be submitted in writing to the same address no later than February 23, 2009 but no earlier than January 25, 2009. Please review our bylaws, which contain additional requirements regarding advance notice of stockholder proposals.

How are votes counted?

Votes will be counted by the inspector of elections appointed for the meeting, who will separately count “For” and “Withhold” votes with respect to the election of directors and, with respect to any proposals other than the election of directors, “For” and “Against” votes, abstentions and broker non-votes. A “broker non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that proposal and has not received instructions with respect to that proposal from the beneficial owner, despite voting on at least one other proposal for which it does have discretionary authority or for which it has received instructions. Abstentions and broker non-votes will be counted as present and entitled to vote for the purposes of establishing a quorum, but will not be counted towards the affirmative vote total for any proposal.

If your shares are held by your broker, bank or other agent as your nominee (that is, in “street name”), you will need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker, bank or other agent to vote your shares. If you do not give instructions to your broker, bank or other agent, they can vote your shares with respect to “discretionary” items, but not with respect to “non-discretionary” items. Discretionary items are proposals considered routine on which your broker, bank or other agent may vote shares held in street name in the absence of your voting instructions, such as the vote for directors and ratification of our independent registered public accounting firm. On non-discretionary items, such as the reapproval of the Internal Revenue Code Section 162(m) provisions of our 2005 Equity Incentive Plan to preserve our ability to deduct for corporate income tax purposes compensation that qualifies as performance-based compensation under Section 162(m) of the Internal Revenue Code, for which you do not give instructions to your broker, bank or other agent, the shares will not be voted and will be treated as broker non-votes.

How many votes are needed to approve each proposal?

•	For the election of directors, the two nominees receiving the most “For” votes (among votes properly cast in person or by proxy) will be elected.

•

To be approved, reapproval of the Internal Revenue Code Section 162(m) provisions of our 2005 Equity Incentive Plan to preserve our ability to deduct for corporate income tax purposes compensation that qualifies as performance-based compensation under Section 162(m) of the Internal Revenue Code, and the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm must receive a “For” vote from the majority of shares present and entitled to vote on the matter either in person or by proxy. Abstentions and broker non-votes will be counted towards a quorum, but will not be counted for any purpose in determining whether these matters have been approved.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if at least a majority of the outstanding shares as of the close of business on the record date are represented by stockholders present at the meeting or by proxy. At the close of business on the record date, there were 45,907,410 shares outstanding and entitled to vote. Therefore, in order for a quorum to exist, 22,953,706 shares must be represented by stockholders present at the meeting or by proxy.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other agent) or if you vote in person at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, a majority of the votes present at the meeting may adjourn the meeting to another date.

How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at the annual meeting. Final voting results will be published in our Quarterly Report on Form 10-Q for the second quarter of 2009.

PROPOSAL 1

ELECTION OF DIRECTORS

As of the annual meeting, our Board of Directors will consist of six members and is divided into three classes, each of which has a three-year term. Class I consists of two directors, Class II consists of three directors, and Class III consists of one director. Two Class I director nominees are to be elected at this annual meeting to serve until our 2012 Annual Meeting of Stockholders and until their successors are duly elected and qualified, or until their death, resignation or removal. The terms of the directors in Classes II and III expire at our 2010 and 2011 Annual Meetings of Stockholders, respectively.

The nominees for Class I directors are Terrance H. Gregg and Kevin Sayer. Mr. Gregg is currently a director and President and Chief Executive Officer of DexCom, and Mr. Sayer is currently a director of DexCom. Mr. Gregg was elected by our stockholders in a stockholder meeting on May 15, 2006, and Mr. Sayer was appointed to the Board on November 6, 2007.

Directors are elected by a plurality of the votes present at the meeting or by proxy and entitled to vote at the meeting. The nominees receiving the most “For” votes (among votes properly cast in person or by proxy) will be elected. If no contrary indication is made, shares represented by executed proxies will be voted “For” the election of the nominees named above or, if the nominees become unavailable for election as a result of an unexpected occurrence, “For” the election of a substitute nominee designated by our Board of Directors. The nominees have agreed to serve as a director if elected, and we have no reason to believe that the nominees will be unable to serve.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THE NOMINEES NAMED ABOVE.

The following is biographical information as of April 4, 2009 for the nominees for Class I director and each person whose term of office as a Class II or III director will continue after the annual meeting.

Name	Age	Position
Terrance H. Gregg	60	President, Chief Executive Officer and Director
Donald L. Lucas	79	Chairman of the Board of Directors
Jonathan Lord, M.D.	54	Director
Donald A. Lucas	46	Director
Kevin Sayer	51	Director
Jay S. Skyler, M.D.	62	Director

Nominees for Election for a Three-year Term Expiring at the 2012 Annual Meeting

Terrance H. Gregg has served on our Board of Directors since May 2005, and as our President and Chief Executive Officer since June 2007. Since 1999, Mr. Gregg has served as a director of Vasogen, Inc., an immunotherapy company focused on heart failure and neurogenerative diseases, and has served as its Chairman since March 2006. Since September 2004, Mr. Gregg has been a Special Venture Partner with Galen Collaborative Capital, a private equity firm, and has operated THG Consulting LLC, a health care advisory firm. From July 2002 to September 2004, Mr. Gregg served as a senior adviser to the diabetes business of Medtronic, Inc., a medical technology company. Mr. Gregg served as President and Chief Operating Officer of MiniMed, Inc., a medical technology company focused on insulin pumps for people with diabetes, from October 1996 until its acquisition by Medtronic, Inc. in August 2001, and Mr. Gregg served as a Vice President of Medtronic and President of Medtronic MiniMed after the acquisition until July 2002. Mr. Gregg formerly served as the Chairman of the American Diabetes Association Research Foundation Board. Mr. Gregg received a B.S. from Colorado State University.

Kevin Sayer has served on our Board of Directors since November 2007. Since April 2007, Mr. Sayer has served as Chief Financial Officer of Biosensors International Group, Ltd., a medical technology company developing, manufacturing and commercializing medical devices used in interventional cardiology and critical care procedures. Prior to joining Biosensors International Group, Ltd., from May 2005 to April 2007, Mr. Sayer served as an independent healthcare and medical technology industry consultant. From March 2004 to May 2005, Mr. Sayer was Executive Vice President and Chief Financial Officer of Specialty Laboratories, Inc., a company offering clinical reference laboratory services. From August 2002 to March 2004, Mr. Sayer worked as an independent healthcare and medical technology industry consultant. Mr. Sayer served as Chief Financial Officer of MiniMed, Inc., a medical technology company focused on insulin pumps for people with diabetes, from May 1994 until its acquisition by Medtronic, Inc. in August 2001. Mr. Sayer served as Vice President and General Manager of Medtronic MiniMed after the acquisition until August 2002. Mr. Sayer is a Certified Public Accountant and received his Master’s Degree in Accounting and Information Systems concurrently with a B.A., both from Brigham Young University.

Directors Continuing in Office Until the 2010 Annual Meeting

Donald L. Lucas has served as Chairman of our Board of Directors since September 2002 and as a director since May 2002. In 1960, Mr. Lucas began a seven-year participation, including acting as both a general partner and a limited partner, with Draper, Gaither & Anderson, the first venture capital firm organized on the West Coast in the United States. Since 1967, Mr. Lucas has been actively engaged in venture capital activities as a private individual. Mr. Lucas currently serves as a director of Cadence Design Systems, Inc., Oracle Corporation, Vimicro Corporation, Spansion, Inc. and 51job, Inc. Mr. Lucas also serves as a director for several privately held companies. Mr. Lucas received a B.A. from Stanford University and an M.B.A. from the Stanford Graduate School of Business. Mr. Lucas is also trustee of Santa Clara University and Chairman Emeritus of the Stanford Institute for Economic Policy Research.

Donald A. Lucas has served on our Board of Directors since May 2002. Mr. Lucas, a second generation venture capitalist, formed Lucas Venture Group, LLC, a private venture capital firm, in 2007. Prior to forming Lucas Venture Group, Mr. Lucas founded RWI Ventures, also a venture capital firm, and continues to serve as its sole managing member. Mr. Lucas has been an active venture investor for more than 25 years. Previously, Mr. Lucas spent over a decade with his father, Donald L. Lucas, investing in a number of venture backed companies in the technology and life sciences sectors, including Macromedia and Quantum Health Resources. Deals identified by Mr. Lucas have included Intuitive Surgical and Coulter Pharmaceutical. Mr. Lucas currently serves as a director of Response Analytics, Inc., and as a board observer of Paracor Medical and Force 10 Networks (formerly Turin Networks), both privately held companies. Mr. Lucas also serves as a director of the Silicon Valley Chapter of the Juvenile Diabetes Research Foundation (“JDRF”), the Richard M. Lucas Foundation, and is a member of the UCSF Diabetes Center Leadership Council. Mr. Lucas holds a B.A. from Santa Clara University.

Jay S. Skyler, M.D., MACP has served on our Board of Directors since September 2002. Dr. Skyler is a Professor of Medicine, Pediatrics and Psychology and Associate Director of the Diabetes Research Institute at the University of Miami in Florida, where he has been employed since 1976. Dr. Skyler also serves as Study Chairman for the National Institute of Diabetes & Digestive & Kidney Diseases Type 1 Diabetes TrialNet clinical trials network. Dr. Skyler also serves as a director of Amylin Pharmaceuticals, Inc. Dr. Skyler received a B.S. from Pennsylvania State University and an M.D. from Jefferson Medical College.

Donald A. Lucas is the son of Donald L. Lucas. With the exception of such relationship, there are no family relationships among any of our directors and executive officers.

Directors Continuing in Office Until the 2011 Annual Meeting

Jonathan T. Lord, M.D. has served as a director since May 2008. In April 2009, Dr. Lord was appointed as President and Chief Executive Officer of Navigenics, Inc., a privately held healthcare company. From April 2000 to April 2009, Dr. Lord served as chief innovation officer and senior vice president at Humana Inc., a health benefits company. From October 1999 to April 2000, Dr. Lord served as president of Health Dialog, a health information provider, and from April 1997 to October 1999, he served as chief operating officer of the American Hospital Association, a national organization representing hospitals, health care networks and their patients. Dr. Lord also serves as a director of Stericyle, Inc. Dr. Lord received a B.S. degree in chemistry and a M.D. degree from the University of Miami.

CORPORATE GOVERNANCE

Independence of the Board of Directors and its Committees

As required under NASDAQ Global Market listing standards, a majority of the members of a listed company’s Board of Directors must qualify as “independent,” as affirmatively determined by the board. Our Board of Directors consults with our counsel to ensure that the Board’s determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in applicable NASDAQ listing standards, as in effect from time to time.

Consistent with these considerations, after review of all relevant transactions or relationships between each director, or any of his or her family members, and DexCom, our senior management and our independent registered public accounting firm, our Board of Directors has affirmatively determined that all of our directors are independent directors within the meaning of the applicable NASDAQ listing standards, except for Mr. Gregg, our President and Chief Executive Officer. In making its independence determinations, the Board reviewed transactions and relationships between the director, or any member of his or her immediate family, and us or one of our subsidiaries or affiliates based on information provided by the director, our records and publicly available information. Specifically, the Board considered the following types of relationships and transactions: (i) principal employment of and other public company directorships held by each non-employee director; (ii) contracts or arrangements that are ongoing or which existed during any of the past three fiscal years between DexCom and/or its subsidiaries or affiliates and any entity for which the non-employee director, or his or her immediate family member, is an executive officer or greater-than-10% stockholder; and (iii) contracts or arrangements that are ongoing or which existed during any of the past three fiscal years between DexCom and/or its subsidiaries or affiliates and any other public company for which the non-employee director serves as a director. The relationships and transactions reviewed by our Board included the following:

•

the father and son relationship between Donald L. Lucas and Donald A. Lucas, in which case the Board determined that such relationship would not interfere with the exercise of independent judgment of either of them as directors.

As required under applicable NASDAQ listing standards, our independent directors meet in regularly scheduled executive sessions at which only independent directors are present. All of the committees of our Board of Directors are comprised entirely of directors determined by the Board to be independent within the meaning of applicable NASDAQ listing standards.

Information Regarding the Board of Directors and its Committees

Our Board of Directors has an audit committee, a compensation committee and a nominating and governance committee. The following is membership and meeting information for each of these committees during the fiscal year ended December 31, 2008, as well as a description of each committee and its functions.

Name	Audit Committee		Compensation Committee		Nominating and Governance Committee
Terrance H. Gregg
Donald L. Lucas	X	*			X
Sean Carney**	X		X	*
Donald A. Lucas	X		X
Jonathan Lord, M.D.			X		X	*
Kevin Sayer	X
Jay S. Skyler, M.D.					X
Total meetings in fiscal year 2008	8		7		2

*	Committee Chairperson
**	Mr. Carney resigned from the Board of Directors and the Audit Committee and Compensation Committee effective March 17, 2009.

Audit Committee

The audit committee operates pursuant to a written charter that is available on our website at http://www.dexcom.com. The audit committee reviews and evaluates our financial statements, accounting practices and our internal accounting procedures, selects and engages the appointment of our independent registered public accounting firm and reviews the results and scope of the audit and other services provided by our independent registered public accounting firm.

Audit Committee Financial Experts. Our Board of Directors has determined that each of Kevin Sayer and Donald L. Lucas qualify as an “audit committee financial expert,” as defined in applicable Securities and Exchange Commission, or SEC, rules. In addition, each member of our audit committee possesses the financial qualifications required of audit committee members set forth in the rules and regulations of the NASDAQ Global Market. The Board made a qualitative assessment of the committee members’ level of knowledge and experience based on a number of factors, including formal education and experience.

Compensation Committee

The compensation committee operates pursuant to a written charter that is available on our website at http://www.dexcom.com. The compensation committee reviews and determines the compensation and benefits of our executive officers, reviews and recommends to the Board concerning the compensation of our non-employee directors, reviews annually and recommends to our Board cash-based and equity-based incentive compensation under our equity compensation and employee benefits plans and reviews our general policies relating to compensation and benefits. Each member of this committee is a non-employee director, as defined in Rule 16b-3 promulgated under the Exchange Act and an outside director, as defined pursuant to Section 162(m) of the Internal Revenue Code of 1986.

Compensation Committee Policies and Procedures. The compensation committee reviews management’s recommendations for compensation and benefits for executive officers. The compensation committee reviews and determines the amount and composition of executive compensation to be paid to the executive officers, including the Chief Executive Officer.

The compensation committee annually reviews and evaluates base salary and bonuses for all executive officers, and in conducting such reviews places primary consideration upon the recommendations by the Chief Executive Officer, along with the rationale for such recommendations, with the exception of the compensation review of the Chief Executive Officer himself. The Chief Executive Officer does not participate in the compensation committee’s review or decision as to his compensation package. In establishing individual compensation levels, the compensation committee considers our overall strategic objectives and performance, our stock performance, peer group comparisons and individual performance. No formula is used to determine an executive’s salary. Our overall performance and the achievement of financial and business objectives are considered.

Management’s Role in the Compensation-Setting Process. Management, including our named executive officers, plays some role in the compensation-setting process. The most significant aspects of management’s role are evaluating employee performance, assisting in establishing performance targets and objectives, and recommending salary levels and equity awards. The Chief Executive Officer works with the compensation committee in establishing the agenda for compensation committee meetings. Management also prepares meeting information for each compensation committee meeting.

Use of Compensation Consultants. The compensation committee has in the past engaged compensation consultants to conduct a review and analysis of how our compensation practices compare with our peer group of companies, including during 2006 and 2007.

Nominating and Governance Committee

The nominating and governance committee operates pursuant to a written charter that is available on our website at http://www.dexcom.com. The nominating and governance committee makes recommendations to our Board of Directors concerning candidates for election to our Board of Directors and other corporate governance matters.

The nominating and governance committee considers director nominees recommended by sitting directors, officers, employees, stockholders and others using the same criteria to evaluate all candidates. The nominating and governance committee reviews each candidate’s qualifications, including whether a candidate possesses any of the specific qualities and skills desirable in certain members of the Board. Evaluations of candidates generally involve a review of background materials, internal discussions and interviews with selected candidates as appropriate. Upon selection of a qualified candidate, the nominating and governance committee recommends the candidate for consideration by the full Board. The nominating and governance committee may engage consultants or third-party search firms to assist in identifying and evaluating potential nominees, but has not done so to date.

Nominees for the Board should be committed to enhancing long-term stockholder value and must possess a high level of personal and professional ethics, sound business judgment and integrity. The Board’s policy is to encourage selection of directors who will contribute to the company’s overall corporate goals: responsibility to its stockholders, technology leadership in diabetes care, effective execution, high customer satisfaction and superior employee working environment. The nominating and governance committee may from time to time review the appropriate skills and characteristics required of Board members, including such factors as personal skills, diversity and professional experience in diabetes care, medical technology, finance, marketing, international business, financial reporting and other areas that are expected to contribute to an effective Board. In evaluating potential candidates for the Board, the nominating and governance committee considers these factors in the light of the specific needs of the Board at that time. Board members are expected to prepare for, attend and participate in meetings of the Board and committees on which they serve, and are strongly encouraged to attend the company’s annual meetings of stockholders.

The nominating and governance committee will consider director candidates recommended by stockholders. The nominating and governance committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether or not the candidate was recommended by a stockholder. Stockholders who wish to recommend individuals for consideration by the nominating and governance committee to become nominees for election to the Board at an annual meeting of stockholders must do so in accordance with the procedures set forth in “When are stockholder proposals due for next year’s annual meeting?” on page 3 of this proxy statement. Each submission must set forth: the name and address of the stockholder on whose behalf the submission is made; the number of our shares that are owned beneficially by such stockholder as of the date of the submission; the full name of the proposed candidate; a description of the proposed candidate’s business experience for at least the previous five years; complete biographical information for the proposed candidate; and a description of the proposed candidate’s qualifications as a director. To date, the nominating and governance committee has not received a director nominee from a stockholder or stockholders holding more than five percent of our voting stock.

Meetings of the Board of Directors and Board and Committee Member Attendance

Our Board of Directors met seven times during the last fiscal year. Each Board member attended 75% or more of the aggregate of the meetings of the Board and of the committees on which he served, held during the period for which he was a director or committee member, respectively. We encourage all of our directors and nominees for director to attend our annual meeting of stockholders. Directors who attended our annual meeting of stockholders in 2008 included Terrance Gregg.

Compensation Committee Interlocks and Insider Participation

None of the members of our compensation committee has at any time been one of our officers or employees. None of our executive officers serves or in the past has served as a member of the Board of Directors or compensation committee of any entity that has one or more of its executive officers serving on our Board of Directors or our compensation committee.

Code of Business Conduct and Ethics

We have adopted a Code of Conduct and Ethics for Employees and Directors that applies to all of our officers, directors and employees. We have also adopted an additional written code of ethics, the Code of Conduct and Ethics for Chief Executive Officer and Senior Finance Department Personnel, for financial employees that applies to our principal executive officer, principal financial officer, chief administrative officer, principal accounting officer, controller and other employees of the finance department designated by our chief financial officer. These codes are available on our website at http://www.dexcom.com. If we make any substantive amendments to the codes or grant any waiver from a provision of the codes to any executive officer or director, we will promptly disclose the nature of the amendment or waiver on our website, as well as via any other means then required by NASDAQ listing standards or applicable law.

Stockholder Communications With The Board Of Directors

Should stockholders wish to communicate with the Board, such correspondences should be sent to the attention of the Company’s Secretary, at 6340 Sequence Drive, San Diego, California 92121. Our Secretary will forward the communication to the other Board members. We do not have a formal process by which stockholders may communicate directly with members of our Board of Directors. We believe that an informal process, in which any communication sent to the Board of Directors in care of the Secretary is generally to be forwarded to the Board of Directors, serves the needs of the Board and our stockholders.

DIRECTOR COMPENSATION

Annual Retainers Paid to Directors. During 2008, each of our non-employee directors were entitled to receive an annual retainer of $30,000. The Chairman of the Board, the Chairman of the audit committee, the Chairman of the compensation committee and the Chairman of the nominating and governance committee also received additional annual retainers of $10,000, $20,000, $15,000 and $10,000, respectively. During 2008, directors were paid at least 50% of the annual retainer in shares of stock, and could elect to be paid up to 100% of the annual retainer in shares of stock. Annual retainers were paid on the date of the annual meeting of stockholders. All of our directors, including our non-employee directors, are reimbursed for their reasonable expenses in attending Board of Directors and committee meetings.

During 2009, each of our non-employee directors will receive the annual retainer in the form of an option grant with a Black-Scholes value of $30,000. In addition, the Chairman of the Board, the Chairman of the audit committee, the Chairman of the compensation committee and the Chairman of the nominating and governance committee will also receive additional annual retainer option grants with Black-Scholes values of $10,000, $20,000, $15,000 and $10,000, respectively. The annual retainer option grants will be made on the date of the annual meeting of stockholders and will vest in equal monthly installments over twelve months.

Equity Awards Granted to Directors. Under our 2005 Equity Incentive Plan, our Board has discretion to determine the value and number of equity awards granted to non-employee directors from time to time. Currently, other than the Chairman of the Board, each of our non-employee directors receives an annual option grant with a Black-Scholes value of $125,000, which option grant vests in equal monthly installments over twelve months. The Chairman of the Board receives an annual option grant with a Black-Scholes value of

$150,000. Annual option grants to our non-employee directors are made on the date of the annual meeting of stockholders. Incoming non-employee directors receive a one-time grant of the number of options with a Black-Scholes value of $300,000, which option grant vests in equal monthly installments over thirty-six months. Thereafter, non-employee directors receive the annual option grant on the date of the annual stockholder meeting.

Director Compensation Table

The following table provides information for 2008 regarding all compensation awarded to, earned by or paid to each person who served as a director for some portion or all of 2008. Other than as set forth in the table and the narrative that follows it, to date we have not paid any fees to or, except for reasonable expenses for attending Board and committee meetings, reimbursed any expenses of our directors, made any equity or non-equity awards to directors, or paid any other compensation to directors.

Name	Fees Earned or Paid in Cash(1)	Option Awards(2)	Non-Equity Incentive Plan Compensation	All Other Compensation	Total
Sean Carney(3)	$45,001	$204,766	—	—	$249,767
Terrance Gregg(4)	—	—	—	—	—
Jonathan Lord, M.D.	18,755	61,644	—	—	80,399
Donald A. Lucas	30,000	204,766	—	—	234,766
Donald L. Lucas	60,001	249,158	—	—	309,159
Glen D. Nelson(5)	—	—	—	—	—
Kevin Sayer	30,433	177,581	—	—	208,014
Jay S. Skyler, M.D.	30,001	204,778	—	—	234,779

(1)	In 2008, our non-employee directors were paid at least 50% of the annual retainer in shares of stock, and could elect to be paid up to 100% of the annual retainer in shares of stock.

(2)	These amounts reflect the dollar amount recognized for financial statement reporting purposes for the year ended December 31, 2008 in accordance with FAS 123(R), with the exception that estimated forfeitures related to service-based vesting were disregarded in these amounts, for awards pursuant to our 2005 Equity Incentive Plan. Assumptions used in the calculation of this amount for years ended December 31, 2006, 2007 and 2008 are included in footnote one to our audited financial statements for the year ended December 31, 2008 included in our annual report on Form 10-K filed with the Securities and Exchange Commission on March 5, 2009. The grant date fair value of options granted during 2008 to Messrs. Carney, Donald. A. Lucas, Sayer and Skyler is $125,000. The grant date fair value of options granted to Mr. Donald L. Lucas is $150,001. The grant date fair value of options granted to Dr. Lord is $300,002. As of December 31, 2008, Mr. Carney had options outstanding for 108,354 shares, Mr. Gregg had options outstanding for 1,735,292 shares, 76,890 of which were received as compensation while a non-employee director, Mr. Donald A. Lucas had options outstanding for 108,354 shares, Dr. Lord had options outstanding for 74,058 shares, Mr. Donald L. Lucas had options outstanding for 138,525 shares, Mr. Sayer had options outstanding for 95,113 shares, and Dr. Skyler had options outstanding for 108,354 shares.

(3)	Mr. Carney resigned from the Board of Directors and the Audit Committee and Compensation Committee effective March 17, 2009.

(4)	Mr. Gregg received no compensation for his service as a director.

(5)	Dr. Nelson’s term as a director expired at the 2008 annual meeting, and he was not nominated for re-election.

PROPOSAL 2

REAPPROVAL OF THE INTERNAL REVENUE CODE SECTION 162(m) PROVISIONS OF

OUR 2005 EQUITY INCENTIVE PLAN TO PRESERVE OUR ABILITY TO DEDUCT FOR CORPORATE INCOME TAX PURPOSES COMPENSATION THAT QUALIFIES AS PERFORMANCE-BASED COMPENSATION UNDER SECTION 162(m) OF THE INTERNAL REVENUE CODE

Our 2005 Equity Incentive Plan, or the Plan, was adopted by our Board of Directors and approved by our stockholders and became effective in connection with our initial public offering. The Plan provides for: (i) the granting to our employees (including officers and employee directors), or employees of a parent or subsidiary of ours, of incentive stock options, or ISOs, within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, or IRC; and (ii) the granting to employees, officers, employee and non-employee directors, consultants and advisors of nonqualified stock options, or NQSOs, shares of restricted stock, stock bonus awards, stock appreciation rights and restricted stock units.

We believe that our future success and our ability to remain competitive are dependent on our continuing to recruit, retain and motivate highly skilled management, scientists and engineers. Competition for these people in our industry is intense. Traditionally, a cornerstone of our method for attracting and retaining top caliber employees has been our equity-based compensation programs, including the grant of stock options and other equity awards under the Plan. Allowing employees to participate in owning shares of our common stock helps align the objectives of our stockholders and employees and is important in attracting, motivating and retaining the highly skilled personnel that are essential to our success.

Proposal

In March 2009, our Board of Directors directed us to submit the material terms of the Plan to our stockholders for reapproval for purposes of Section 162(m) of the IRC, or Section 162(m). The material terms of the Plan are described below under “Summary of the 2005 Equity Incentive Plan.” No changes are being proposed with regard to the terms of the Plan at this time.

We are asking our stockholders to approve the material terms of the Plan as they relate to Section 162(m) to preserve corporate income tax deductions that may become available to us pursuant to Section 162(m). Pursuant to Section 162(m), we generally may not deduct for federal income tax purposes compensation paid to our Chief Executive Officer and our three most highly compensated employees (referred to in the Code as “covered persons”) to the extent that any of these persons receive more than $1.0 million in compensation in any single year. However, if compensation qualifies as “performance-based” for Section 162(m) purposes, we may deduct it for federal income tax purposes, even if it exceeds $1.0 million in a single year. In order for future awards under the Plan to qualify as performance-based compensation, our stockholders must approve the provisions to the Plan that specify the types of performance criteria that may be used as performance factors under the Plan and limit the number of securities that may be granted to any individual in any single year.

We believe that we must retain the flexibility to respond to changes in the market for top executive officers and offer compensation packages that are competitive with those offered by others in our industry. In the event we are motivated by competitive forces to offer compensation in excess of $1.0 million to covered persons, our Board of Directors believes it would be in our best interests and those of our stockholders to be able to deduct such compensation for federal income tax purposes.

In order to comply with the stockholder approval requirements of Section 162(m), if stockholder approval of this proposal is not obtained, we will not make any further grants under the Plan to covered persons, until such time, if any, as stockholder approval of a subsequent similar proposal is obtained.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR REAPPROVAL OF THE

SECTION 162(m) LIMITS OF OUR 2005 EQUITY INCENTIVE PLAN.

Summary of 2005 Equity Incentive Plan

Background. The 2005 Plan became effective on the date of our initial public offering, and was subsequently amended on May 15, 2006, May 23, 2007 and May 21, 2008, and will terminate on April 19, 2015, unless terminated earlier by our Board of Directors. The plan authorizes the award of stock options, restricted stock awards, stock appreciation rights, restricted stock units and stock bonuses.

Administration. Our 2005 Plan is administered by the compensation committee of our Board of Directors, each member of which is an outside director as defined under Section 162(m) of the Internal Revenue Code. Our compensation committee has the authority to interpret this plan and any agreement entered into under the plan, grant awards and make all other determinations for the administration of the plan. Our compensation committee may at any time reprice or exchange stock options or stock appreciation rights, but not other types of awards without prior stockholder approval, provided that the terms of any repricing satisfy the requirements of Section 409A of the U.S. Internal Revenue Code and any other applicable legal requirements.

Eligibility. All of our employees, consultants and directors are eligible to receive awards under the 2005 Plan. As of the record date, there were approximately 251 employees and 5 non-employee directors who would be eligible to participate in the 2005 Plan. Our compensation committee determines which of our employees, consultants and directors will be granted awards. No employee or consultant is entitled to participate in the 2005 Plan as a matter of right nor does any such participation constitute assurance of continued employment. Only those employees, directors (apart from our non-employee directors) and consultants who are selected to receive grants by our compensation committee may participate in the 2005 Plan.

Discretionary Stock Option Awards. With respect to stock options, our 2005 Plan provides for the grant of both incentive stock options that qualify for favorable tax treatment under Section 422 of the Internal Revenue Code for their recipients and nonqualified stock options. Incentive stock options may be granted only to our employees or employees of any of our subsidiaries. As of December 31, 2008, no more than 8,758,118 shares could be issued pursuant to the exercise of incentive stock options under the 2005 Plan, which number of shares is subject to automatic annual increases as described below. Nonqualified stock options, and all awards other than incentive stock options, may be granted to our employees, officers, directors, consultants, independent contractors and advisors and those of any of our subsidiaries. The exercise price of incentive stock options must be at least equal to the fair market value of our common stock on the date of grant. The exercise price of incentive stock options granted to 10% stockholders must be at least equal to 110% of the fair market value of our common stock on the date of grant. Nonqualified stock options and restricted stock generally will, but need not, be granted with an exercise price at least equal to the fair market value of our common stock on the date of grant. The maximum permitted term for stock options granted under our 2005 Plan is ten years.

Automatic Grants to Non-Employee Directors. Under our 2005 Equity Incentive Plan, our Board has discretion to determine the value and number of equity awards granted to non-employee directors from time to time. Currently, other than the Chairman of the Board, each of our directors receives an annual option grant with a Black-Scholes value of $125,000, which option grant vests in equal monthly installments over 12 months. The Chairman of the Board receives an annual option grant with a Black-Scholes value of $150,000. Annual option grants to non-employee directors are made on the date of the annual meeting of stockholders. With respect to incoming non-employee directors, we grant a number of options with a Black-Scholes value of $300,000, which option grant is to vest in equal monthly installments over 36 months.

The automatic stock option grant at the time a non-employee director first becomes a member of our Board has an exercise price per share equal to the fair market value of a share on the date of grant, a 36-month vesting schedule, and a term of 10 years (subject to earlier termination on ceasing to be a director or a consultant to us). Each annual automatic stock option grant has an exercise price per share equal to the fair market value of a share on the date of grant, a 12-month vesting schedule, and a term of 10 years (subject to earlier termination on ceasing to be a director or a consultant to us). In all cases, vesting is accelerated in full immediately prior to a “Corporate Transaction” (see the description under “Adjustments Upon Changes in Capitalization”).

Restricted Stock Awards. A restricted stock award is an offer by us to sell shares of our common stock subject to restrictions. The price of a restricted stock award will be determined by the compensation committee. Unless otherwise determined by the compensation committee at the time of award, vesting ceases on the date the participant no longer provides services to us and unvested shares are forfeited to us in the case of shares issued at no cost, or subject to repurchase by us at the original issue price for shares sold by us.

Stock Bonuses. Stock bonuses are granted as additional compensation for performance, and therefore, are not issued in exchange for cash.

Stock Appreciation Rights. Stock appreciation rights provide for a payment, or payments, in cash or shares of common stock, to the holder based upon the difference between the fair market value of our common stock on the date of exercise over the stated exercise price up to a maximum amount of cash or number of shares. Stock appreciation rights may vest based on time or achievement of performance conditions.

Restricted Stock Units. Restricted stock units represent the right to receive shares of our common stock at a specified date in the future, subject to forfeiture of such right due to termination of employment or failure to achieve certain performance conditions. If the restricted stock unit has not been forfeited, then on the date specified in the restricted stock unit agreement, we will deliver to the holder of the restricted stock unit whole shares of our common stock, cash or a combination of our common stock and cash.

Transferability of Awards. Awards granted under the 2005 plan generally may not be transferred in any manner other than by will or by the laws of descent and distribution. Our compensation committee, however, may permit nonqualified stock options to be transferred by domestic relations order or, in limited circumstances, by gift.

Shares Subject to the 2005 Plan. As of March 27, 2009, there were options to purchase 7,137,497 shares of our common stock outstanding under the 2005 Plan and 999,043 shares reserved for future issuance. The number of shares is increased by any shares that are forfeited or no longer issuable under stock options still outstanding under our now-terminated 1999 Stock Option Plan. In addition, under the terms of our 2005 Plan, the number of shares of our common stock reserved for grant and issuance under the plan increases automatically on January 1 of each of the years starting from 2006 through 2015 by an amount equal to the lesser of 3% of our total issued and outstanding shares as of the immediately preceding December 31st or the number of shares determined by our Board of Directors. Our Board of Directors or compensation committee may reduce the amount of any increase in any particular year. In 2009, the automatic increase equaled 3%, or 894,709 shares. As of the record date, we had a total of 251 employees who are eligible to participate in the 2005 Plan. The closing price of our stock on March 27, 2009 was $4.26.

Shares available for grant and issuance under our 2005 Plan include:

•

shares of our common stock issuable upon exercise of an option or stock appreciation right granted under this plan that is terminated or cancelled before the option or stock appreciation right is exercised;

•	shares of our common stock subject to awards granted but forfeited or repurchased by us at the original issue price; and

•	shares of our common stock subject to awards granted under this plan that otherwise terminate without shares being issued.

During any calendar year, no existing employee will be eligible to receive more than 500,000 shares, or, in the case of a new employee during the calendar year in which he or she first commences employment, 1,000,000 shares under our 2005 Plan.

Adjustments Upon Changes in Capitalization. In the event of any dividend, stock split, combination or exchange of shares, merger, consolidation, spin-off, recapitalization or other distribution (other than normal cash dividends) of assets to our stockholders or any other change affecting our common stock, our compensation committee will make appropriate adjustments in the number and type of shares of stock subject to the 2005 Plan, the terms and conditions of any award outstanding under the 2005 Plan, and the grant or exercise price of any such award.

In the event of a “Corporate Transaction,” each outstanding award may be assumed or an equivalent option or right may be substituted by the successor corporation. The vesting of each outstanding award shall accelerate (in other words, become exercisable immediately in full) if the successor corporation refuses to assume the awards, or to substitute substantially equivalent awards or there is no successor corporation. Under the 2005 Plan, a “Corporate Transaction” is generally defined as:

•

a merger or consolidation in which we are not the surviving corporation (other than a merger or consolidation with a wholly-owned subsidiary, our reincorporation in a different jurisdiction, or other transaction in which there is no substantial change in our stockholders and awards granted under the 2005 Plan are assumed or replaced by the successor corporation); or

•	the sale of all or substantially all of our assets; or

•

a merger or consolidation in which we are the surviving corporation but after which our stockholders immediately prior to such merger (other than any stockholder that merges, or which owns or controls another corporation that merges, with us in such merger) cease to own their shares or other equity interest in us; or

•

any other transaction (including a dissolution or liquidation) which qualifies as a “corporate transaction” under Section 424(a) of the U.S. Internal Revenue Code wherein our stockholders give up all of their equity interest in us (except for the acquisition, sale or transfer of all or substantially all of our outstanding shares).

Amendment and Termination of the 2005 Plan. Our Board may suspend or terminate the 2005 Plan, or any part thereof, at any time and for any reason. Our compensation committee may also amend the 2005 Plan from time to time, except that we may not amend the 2005 Plan in any manner which would require stockholder approval to comply with any applicable laws, regulations or rules without obtaining such stockholder approval. No action by our Board of Directors, our compensation committee or our stockholders may impair the terms of any award previously granted under the 2005 Plan without the consent of the holder of such award. Unless terminated earlier, the 2005 Plan shall terminate on April 19, 2015.

Federal Income Tax Consequences Associated with the 2005 Plan. The following is a general summary under current law of the federal income tax consequences to participants in the 2005 Plan. This summary deals with the general tax principles that apply and is provided only for general information. Some kinds of taxes, such as foreign, state and local income taxes, are not discussed. Tax laws are complex and subject to change and may vary depending on individual circumstances and from locality to locality. The summary does not discuss all aspects of income taxation that may be relevant in light of a holder’s personal investment circumstances. This summarized tax information is not tax advice.

Non-Qualified Stock Options (“NSOs”). For federal income tax purposes, if an optionee is granted NSOs under the 2005 Plan, the optionee will not have taxable income on the grant of the option. Generally, on exercise of NSOs the optionee will recognize ordinary income, and we will be entitled to a deduction at that time, in an amount equal to the difference between the aggregate fair market value of the shares for which each such option is exercised and the aggregate exercise price for such shares.

Incentive Stock Options (“ISOs”). There is no taxable income to an optionee when an optionee is granted an ISO or when that option is exercised. However, the amount by which the fair market value of the shares at the time of exercise exceeds the option price will be an “item of adjustment” for the optionee for purposes of the alternative minimum tax. Gain realized by the optionee on the sale of an ISO is taxable at capital gains rates, and no tax deduction is available to us, unless the optionee disposes of the shares within either of: (1) two years after the date of grant of the ISO or (2) within one year of the date the shares were transferred to the optionee. If the common shares are sold or otherwise disposed of before the end of the two-year and one-year periods specified above, the difference between the option exercise price and the fair market value of the shares on the date of the option’s exercise will be taxed at ordinary income rates, and we will be entitled to a deduction to the extent the optionee recognizes ordinary income. If such a sale or disposition takes place in the year in which the optionee exercises the option, the income the optionee recognizes upon sale or disposition of the shares will not directly affect whether the optionee is subject to the federal alternative minimum tax.

Stock Appreciation Rights (“SARs”). In the case of SARs granted with an exercise price equal to the fair market value of our common stock on the date of grant, no taxable income is realized upon the receipt of the SAR, but upon exercise of the SAR, the fair market value of the shares received, determined on the date of exercise of the SAR, or the amount of cash received in lieu of shares, must be treated as compensation taxable as ordinary income to the recipient in the year of such exercise. We will be entitled to a deduction for compensation paid in the same amount which the recipient realized as ordinary income.

Restricted Stock Awards. A participant receiving restricted stock may be taxed in one of two ways: the participant (i) pays tax when the restrictions lapse (in other words, the shares become vested) or (ii) makes a special election to pay tax in the year the shares are issued. At either time the value of the award for tax purposes is the excess of the fair market value of the shares at that time over the amount (if any) paid for the shares. This value is taxed as ordinary income and is subject to income tax withholding. We receive a tax deduction at the same time and for the same amount taxable to the participant. If a participant elects to be taxed at grant, then, when the restrictions lapse, there will be no further tax consequences attributable to the awarded stock until the recipient sells or otherwise disposes of the stock.

Restricted Stock Units. In general, no taxable income is realized upon the grant of a restricted stock unit award. The participant will generally include in ordinary income the fair market value of the award of stock at the time shares of stock are delivered to the participant or at the time the restricted stock unit is otherwise settled. We generally will be entitled to a tax deduction at the time and in the amount that the participant recognizes ordinary income.

Stock Bonus Awards. The participant will realize ordinary income when shares are transferred to him or her unless the shares are subject to restrictions (in which case the tax treatment is as described above under Restricted Stock Awards). The amount of such income will be equal to the fair market value of such transferred shares on the date of transfer. We will be entitled to a deduction for federal income tax purposes at the same time and in the same amount as the participant is considered to have realized ordinary income as a result of the transfer of shares.

Section 162(m) of the Code. In general, under Section 162(m), income tax deductions of publicly-held corporations may be limited to the extent total compensation (including base salary, annual bonus, stock option exercises and non-qualified benefits paid) for covered persons exceeds $1 million in any one year. However, under Section 162(m), the deduction limit does not apply to certain “performance-based compensation” as provided for by the IRC and established by an independent compensation committee which is adequately disclosed to, and approved by, stockholders. In particular, stock options and SARs will satisfy the “performance-based compensation” exception if the awards are made by a qualifying compensation committee, the underlying plan sets the maximum number of shares that can be granted to any person within a specified period, and the compensation is based solely on an increase in the stock price after the grant date (in other words, the option exercise price is equal to or greater than the fair market value of the stock subject to the award on the grant date). To meet the maximum number of shares requirement, the 2005 Plan limits awards to individual participants as follows: no person may receive more than 500,000 shares issuable as awards in any calendar year, other than new employees, who may receive up to a maximum of 1,000,000 shares issuable as awards granted in the calendar year in which they first commence employment. Other awards granted under the 2005 Plan may qualify as

“qualified performance-based compensation” for purposes of Section 162(m) if such awards are granted or vest upon pre-established objective performance goals based on one or more of the following criteria:

•	Net revenue and/or net revenue growth;

•	Earnings per share and/or earnings per share growth;

•	Earnings before income taxes and amortization and/or earnings before income taxes and amortization growth;

•	Operating income and/or operating income growth;

•	Net income and/or net income growth;

•	Total stockholder return and/or total stockholder return growth;

•	Return on equity;

•	Operating cash flow return on income;

•	Adjusted operating cash flow return on income;

•	Economic value added;

•	Individual business objectives; and

•	Company-specific operational metrics.

To the extent that an award under the 2005 Plan is designated as a “performance award,” but is not intended to qualify as performance-based compensation under Section 162(m), the performance criteria can include the achievement of strategic objectives as determined by our compensation committee.

Notwithstanding satisfaction of any performance criteria described above, to the extent specified at the time of grant of an award, the number of shares of common stock or other benefits granted, issued, and/or vested under an award on account of satisfaction of performance criteria may be reduced by our compensation committee on the basis of such further considerations as the compensation committee in its sole discretion determines.

Section 409A. Section 409A of the U.S. Internal Revenue Code imposes certain requirements on non-qualified deferred compensation arrangements and additional taxes on non-qualified deferred compensation arrangements that do not meet such requirements. These requirements affect the timing of an individual’s election to defer compensation and the timing of when changes can be made to the timing and form of distribution of the deferred compensation. Also, Section 409A generally provides that distributions must be made on or following the occurrence of certain events (i.e., the individual’s separation from service, a predetermined date, or the individual’s death). For certain individuals (generally, but not exclusively, our officers) Section 409A requires that such individual’s distribution, when triggered by a separation from service, commence no earlier than six months after the date of such separation from service.

Certain types of awards under the 2005 Plan are automatically subject to the requirements of Section 409A. For example, restricted stock units are treated as deferred compensation subject to Section 409A. Stock options and stock appreciation rights that are granted with an exercise price of not less than fair market value on the date of grant, and with no other feature for the deferral of compensation, are not treated as deferred compensation subject to Section 409A.

If a 2005 Plan award is subject to and fails to satisfy the requirements of Section 409A, the recipient of that award may recognize ordinary income on the amounts deferred under the award, to the extent vested, which may be prior to when the compensation is actually received. Also, if an award that is subject to Section 409A fails to comply, Section 409A imposes an additional 20% federal income tax on compensation recognized as ordinary income, as well as interest on such deferred compensation.

PROPOSAL 3

RATIFICATION OF SELECTION OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee of our Board of Directors has engaged Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2009 and is seeking ratification of such selection by our stockholders at the annual meeting. Ernst & Young LLP has audited our financial statements since 1999. Representatives of Ernst & Young LLP are expected to be present at the annual meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither our bylaws nor other governing documents or law require stockholder ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm. However, the audit committee is submitting the selection of Ernst & Young LLP to our stockholders for ratification as a matter of good corporate practice. If our stockholders fail to ratify the selection, the audit committee will reconsider whether or not to retain Ernst & Young LLP. Even if the selection is ratified, the audit committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of DexCom and our stockholders.

To be approved, the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm must receive a “For” vote from the majority of shares present and entitled to vote either in person or by proxy. Abstentions and broker non-votes will be counted towards a quorum, but will not be counted for any purpose in determining whether this matter has been approved.

Principal Accountant Fees and Services

The following table provides information regarding the fees billed to us by Ernst & Young LLP for the fiscal years ended December 31, 2008 and 2007. All fees described below were approved by the audit committee.

	Fiscal Year Ended December 31,
	2008	2007
Audit Fees(1)	$453,553	$587,628
Audit-related Fees	5,200	—
Tax Fees(2)	26,140	35,000
All Other Fees(3)	—	—

Total Fees	$484,893	$622,628

(1)	Represents fees for services rendered for the audit and/or reviews of our financial statements and the assessment of our internal control over financial reporting. Also includes fees for services associated with SEC registration statements, periodic reports and other documents filed with the SEC or other documents issued in connection with securities offerings (for example, comfort letters and consents).

(2)	Represents fees related to IRC Section 382 tax studies.

(3)	Represents fees for online research subscription services.

Pre-Approval Policies and Procedures

The audit committee pre-approves all audit and non-audit services provided by its independent registered public accounting firm. This policy is set forth in the charter of the audit committee that is available at www.dexcom.com.

The audit committee considered whether the non-audit services rendered by Ernst & Young LLP were compatible with maintaining Ernst & Young LLP’s independence as the independent registered public accounting firm of the company’s consolidated financial statements and concluded they were.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2009.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The material in this report is not “soliciting material,” is not deemed “filed” with the Securities and Exchange Commission, and is not to be incorporated by reference into any filing of DexCom under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

The primary purpose of the audit committee is to oversee our financial reporting processes on behalf of our Board of Directors. The audit committee’s functions are more fully described in its charter, which is available on our website at http://www.dexcom.com. Management has the primary responsibility for our financial statements and reporting processes, including our systems of internal controls. In fulfilling its oversight responsibilities, the audit committee reviewed and discussed with management our audited financial statements as of and for the fiscal year ended December 31, 2008.

The audit committee reviewed with Ernst & Young LLP such matters as are required to be discussed with the audit committee under generally accepted auditing standards, including the matters required to be discussed by Statement on Auditing Standards No. 114, The Auditor’s Communication with Those Charged with Governance, issued by the Auditing Standards Board of the American Institute of Certified Public Accountants. In addition, the audit committee discussed with Ernst & Young LLP their independence, and received from Ernst & Young LLP the written disclosures and the letter required by Ethics and Independence Rule 3526 of the Public Company Accounting Oversight Board. Finally, the audit committee discussed with Ernst & Young LLP, with and without management present, the scope and results of Ernst & Young LLP’s audit of such financial statements, their evaluations of our internal controls, and the overall quality of our financial reporting.

Based on these reviews and discussions, the audit committee has recommended to our Board of Directors that such audited financial statements be included in our annual report on Form 10-K for the year ended December 31, 2008 for filing with the Securities and Exchange Commission. The audit committee also has engaged Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2009 and is seeking ratification of such selection by the stockholders.

Audit Committee

Donald L. Lucas, Chairman

Donald A. Lucas

Kevin Sayer

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents information as to the beneficial ownership of our common stock as of March 31, 2009:

•	each stockholder known by us to be the beneficial owner of more than 5% of our common stock;

•	each of our directors;

•	each named executive officer as set forth in the summary compensation table below; and

•	all executive officers and directors as a group.

The percentage of shares beneficially owned is based on 45,907,410 shares of common stock outstanding as of March 31, 2009. Beneficial ownership is determined under the rules of the Securities and Exchange Commission and generally includes any shares over which a person exercises sole or shared voting or investment power. Unless indicated above, the persons and entities named below have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Shares of common stock subject to options that are currently exercisable or exercisable within 60 days of March 31, 2009 are deemed to be outstanding and to be beneficially owned by the person holding the options for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the address for each listed stockholder is c/o DexCom, Inc., 6340 Sequence Drive, San Diego, California 92121.

Beneficial Owner	Shares of Common Stock Beneficially Owned
	Number	Percentage
Directors and Named Executive Officers
Andrew Balo(1)	272,956	*
Terrance H. Gregg(2)	1,411,094	3.0
Jonathan Lord, M.D.(3)	29,797	*
Donald A. Lucas(4)	113,481	*
Donald L. Lucas(5)	577,434	1.3
Steven R. Pacelli(6)	237,830	*
Jess Roper(7)	67,879	*
Kevin Sayer(8)	69,081	*
Jay S. Skyler(9)	262,365	*
Jorge Valdes(10)	244,423	*
All 10 directors and executive officers as a group(11)	3,571,861	7.8

All 5% Stockholders
Entities affiliated with Federated Investors, Inc.(12)	5,127,665	11.2
Michael A. Roth and Brian J. Stark, as joint filers(13)	2,666,791	5.8
Entities affiliated with Warburg Pincus Private Equity VIII, L.P.(14)	2,292,462	5.0
Entities affiliated with The TCW Group, Inc.(15)	2,582,684	5.6

*	Represents less than 1% of the outstanding shares of our common stock.

(1)	Represents options to purchase 261,934 shares of our common stock that are exercisable within 60 days of March 31, 2009, as well as 11,022 shares held directly by Mr. Balo.

(2)	Represents options to purchase 926,620 shares of our common stock that are exercisable within 60 days of March 31, 2009, as well as 484,474 shares held directly by Mr. Gregg.

(3)	Represents options to purchase 24,686 shares of our common stock that are exercisable within 60 days of March 31, 2009, as well as 5,111 shares directly by Dr. Lord.

(4)	Represents options to purchase 108,354 shares of our common stock that are exercisable within 60 days of March 31, 2009, as well as 5,127 shares directly by Mr. Donald A. Lucas.

(5)	Includes 438,909 shares held by various trusts in which Mr. Lucas is a trustee. Mr. Lucas disclaims beneficial ownership of the shares held in the various trusts in which he is a trustee, except to the extent that he is the beneficiary of any of such trusts. Mr. Lucas’ address is 3000 Sand Hill Road, Building 3-210, Menlo Park, CA 94025. Also includes options to purchase 138,525 shares of our common stock that are exercisable within 60 days of March 31, 2009.

(6)	Represents options to purchase 225,098 shares of our common stock that are exercisable within 60 days of March 31, 2009, as well as 12,732 shares held directly by Mr. Pacelli.

(7)	Represents options to purchase 58,059 shares of our common stock that are exercisable within 60 days of March 31, 2009, as well as 9,820 shares held directly by Mr. Roper.

(8)	Represents options to purchase 63,288 shares of our common stock that are exercisable within 60 days of March 31, 2009 as well as 5,793 shares held directly by Mr. Sayer.

(9)	Represents options to purchase 108,354 shares of our common stock that are exercisable within 60 days of March 31, 2009, as well as 134,011 shares held directly by Dr. Skyler, and 20,000 shares held by various trusts in which Dr. Skyler is a trustee. Dr. Skyler disclaims beneficial ownership of the shares held in the various trusts in which he is a trustee, except to the extent that he is the beneficiary of any of such trusts.

(10)	Represents options to purchase 229,785 shares of our common stock that are exercisable within 60 days of March 31, 2009, as well as 14,638 shares held directly by Mr. Valdes.

(11)	Represents options to purchase 2,257,765 shares of our common stock that are exercisable within 60 days of March 31, 2009 as well as a total of 1,314,096 shares held directly by the directors and officers.

(12)	Represents shares held by Federated Investors, Inc. according to its Schedule 13G filing made on February 28, 2009. The address of Federated Investors, Inc. is Federated Investors Tower, Pittsburgh, PA 15222.

(13)	Represents shares held by Michael A. Roth and Brian J. Stark, as joint filers, according to their Schedule 13G filing made on February 17, 2009 and effective as of December 31, 2008.

(14)	Represents shares held by Warburg Pincus Private Equity VIII, L.P., a Delaware limited partnership, including two affiliated limited partnerships (“WP VIII”). Warburg Pincus Partners, LLC, a New York limited liability company (“WP Partners”) and a subsidiary of Warburg Pincus & Co., a New York general partnership (“WP”), is the sole general partner of WP VIII. WP is the sole managing member of WP Partners. WP VIII is managed by Warburg Pincus LLC, a New York limited liability company (“WP LLC”). By reason of the provisions of Rule 16a-1 of the Securities Exchange Act of 1934, as amended, WP VIII, WP Partners LLC, WP and WP LLC may be deemed to be the beneficial owners of the shares. WP Partners, WP and WP LLC disclaim beneficial ownership of such shares, except to the extent of any indirect pecuniary interest therein. Charles R. Kaye and Joseph P. Landy are each Managing General Partners of WP and Managing Members and Co-Presidents of WP LLC and may be deemed to control the Warburg Pincus entities. Messrs. Kaye and Landy disclaim beneficial ownership of all shares held by the Warburg Pincus entities. The address of the Warburg Pincus entities is 466 Lexington Avenue, New York, NY 10017.

(15)	Represents shares held by The TCW Group, Inc., on behalf of the TCW Business Unit, according to its Schedule 13G filing made on February 4, 2009. The address of The TCW Group, Inc. is 865 South Figueroa Street, Los Angeles, CA 90017.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended December 31, 2008, all Section 16(a) filing requirements applicable to our officers, directors and greater than ten percent beneficial owners were complied with, except that the following reports of changes in ownership were inadvertently filed late by the company: Peter Gerhardsson—one form 4.

EXECUTIVE OFFICERS

The following is biographical information as of March 31, 2009 for our executive officers with the exception of our President and Chief Executive Officer who is discussed above.

Name	Age	Position
Jess Roper	44	Vice President and Chief Financial Officer
Andrew K. Balo	61	Senior Vice President of Clinical and Regulatory Affairs and Quality Assurance
James H. Brauker	58	Vice President Research and Development
Peter Gerhardsson	55	Vice President of International Business Development
Claudia Graham	49	Vice President of Marketing
Laura Johnson	38	Vice President of Intellectual Property
Jeffrey Moy	49	Vice President of Operations
Steven R. Pacelli	37	Chief Administrative Officer
Jorge Valdes	47	Senior Vice President of Operations
Richard Yang	34	Vice President of Strategic Affairs

Jess Roper has served as our Vice President and Chief Financial Officer since March 2008. Mr. Roper joined DexCom in March 2005 as its Director of Finance and served as its interim Chief Financial Officer from July 2007 to February 2008. From December 2003 to March 2005, Mr. Roper served initially as Director of Finance and subsequently as Controller for SeraCare Life Sciences, Inc., a manufacturer of plasma-based products. From September 2002 to December 2003, Mr. Roper served as Accounting Manager for Nanogen, Inc., a developer of diagnostic products. Mr. Roper previously served as an auditor with PricewaterhouseCoopers, and a Bank and Information Systems Examiner with the Office of the Comptroller of the Currency. Mr. Roper received a B.S. in Finance and an M.S. in Corporate Accountancy from San Diego State University. Mr. Roper is a licensed C.P.A.

Andrew K. Balo has served as our Senior Vice President of Clinical and Regulatory Affairs and Quality Assurance since March 2008, and from February 2002 to March 2008, served as our Vice President of Clinical and Regulatory Affairs. From June 1999 to February 2002, Mr. Balo served as Vice President, Regulatory and Clinical Affairs of Innercool Therapies, Inc., a medical technology company. Mr. Balo received a B.S. from the University of Maryland.

James H. Brauker, Ph.D. has served as our Vice President of Research and Development since March 2008. From April 2000 through December 2006, Dr. Brauker served as our Vice President of Research and Development, and from January 2007 to February 2008 he served as a consultant within the life science industry, including as a consultant to us. Dr. Brauker received a B.S. and an M.S. from Central Michigan University and a Ph.D. from Michigan State University.

Peter Gerhardsson has served as our Vice President of International Business Development since September 2008. From March 2002 to March 2005, he served as Business Director for the European Diabetes division of Medtronic, Inc., and from May 2005 to May 2008 he served as Vice President of Corporate Social Responsibility for Novo Nordisk A/S. Mr. Gerhardsson received a B.S. from Lund University, Sweden.

Claudia Graham has served as our Vice President of Marketing since September 2008. From October 2002 to June 2009, Ms. Graham served as a Vice President of Global Therapy Access at Medtronic, Inc., and, from September 1999 to September 2002, as a Vice President of Marketing and Product Development at MiniMed, Inc. Ms. Graham received a B.A. from the University of Southern California, and a Ph.D. from the University of Southern California. Subsequent to her Ph.D., she received a Masters in Public Health from the University of California, Los Angeles.

Laura Johnson has served as our Vice President of Intellectual Property since September 2008. Previously, Ms. Johnson served as our Director of Intellectual Property from September 2005 to September 2008. Ms. Johnson received a B.S. in Mechanical Engineering from Grove City College.

Jeffrey Moy has served as our Vice President of Operations since September 2008. Previously, Mr. Moy served as our Senior Director of Manufacturing from September 2007 to September 2008. From April 2004 to August 2007, Mr. Moy served as Senior Director of Manufacturing for Biosite, Inc. Mr. Moy received a B.S. from the University of Pennsylvania and a Masters in Engineering from Cornell University.

Steven R. Pacelli was promoted to Chief Administrative Officer in December 2008. Previously, Mr. Pacelli served as our Senior Vice President of Corporate Affairs from July 2007 to December 2008, and as our Vice President of Legal Affairs from April 2006 to July 2007. From March 2003 to April 2006, Mr. Pacelli served as a corporate attorney with Stradling Yocca Carlson & Rauth where he specialized in public and private finance, mergers and acquisitions and general corporate matters for life sciences and technology companies. From February 2001 to March 2003, Mr. Pacelli served as Vice President of Corporate Development, Secretary and General Counsel of Axcelerant, Inc., a provider of secure managed business network services. From January 2000 to January 2001, Mr. Pacelli served as Vice President, Secretary and General Counsel of Flashcom, Inc., a provider of consumer broadband DSL services. Mr. Pacelli received a B.A. from the University of California, Los Angeles and a J.D. from the University of Virginia. Mr. Pacelli is a member of the State Bar of California.

Jorge Valdes has served as our Senior Vice President of Operations since July 2007, and from November 2005 to July 2007, served as our Vice President of Engineering. From July 1999 to March 2005, Mr. Valdes served as Vice President of Engineering at Advanced Fibre Communications, or AFC, a provider of broadband access solutions. Mr. Valdes also served as General Manager for the fiber to the premise (FTTP) business unit of AFC beginning in May 2004. Mr. Valdes received his B.S. and an M.B.A. from the University of Miami, Florida.

Richard Yang has served as our Vice President of Strategic Affairs since September 2008. Previously, Mr. Yang served as our Director of Hospital Technologies since September 2007. Mr. Yang served as a Marketing Director at Pegasus Biologics, Inc. from October 2006 to September 2007, as a Senior Marketing Manager at KMI, Inc., acquired by Integra LifeSciences, from April 2006 to October 2006, as a Marketing Manager at Karl Storz Endoscopy from February 2005 to March 2006, and as a Senior Business Development Manager in the Diabetes Business for Medtronic, Inc. from March 1998 to November 2004. Mr. Yang received a B.S. from the University of California, Irvine.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The compensation committee of the Board of Directors has principal responsibility for establishing, implementing and continually monitoring adherence to our compensation philosophy and objectives. The committee’s duties include the performance evaluation and compensation of our Chief Executive Officer, the compensation of our other executive officers and directors, and oversight of our compensation arrangements, plans, policies and programs for employees generally.

General Objectives and Philosophy

Our philosophy for all employees, including our executive officers, is to relate compensation to corporate performance, while providing a total compensation package that is competitive and enables us to attract, motivate, reward and retain key executives and employees. Different compensation elements are geared to reward short and longer-term performance with a common goal of increasing value for our key constituencies—patients, healthcare providers, employees and our stockholders. We believe that the compensation of our executive officers and employees should reflect our success as an organization, and their performance as individuals, in attaining key financial and operating objectives established by our compensation committee. In addition, we strive to promote an ownership mentality among our executive officers and employees, which we believe is best achieved through our stock option and other equity incentive programs. Above all, we endeavor to ensure that our compensation program is perceived as fundamentally fair to all stakeholders.

Elements of our Compensation Plans

Elements of compensation for our employees, including our executive officers, include:

•	base salary that is designed primarily to be competitive with base salary levels in effect at comparable medical technology companies with which we compete for personnel;

•	cash bonuses tied to the achievement of annual performance goals established by the compensation committee; and

•	long-term equity incentives, including stock option and restricted stock grants, to strengthen the mutuality of interests between our employees and our stockholders.

In November 2006, in preparation for establishing 2007 compensation levels, our compensation committee solicited proposals from three separate compensation consultants and retained the services of Compensia, Inc. (“Compensia”) who had not before conducted any business directly with our company. Compensia was charged, among other things, with conducting a competitive assessment of our executive compensation. In addition to talking to members of our compensation committee and participating in meetings of the compensation committee, Compensia analyzed publicly available compensation related data and worked with our Chief Executive Officer to obtain historical data and insight into our previous compensation practices. In preparing its analysis, Compensia utilized a peer group of companies consisting of firms directly comparable in size and industry to ours, as well as firms which, although substantially larger in size, are direct competitors to us for valued employees in the medical technology business, and included Abbott Laboratories, Johnson & Johnson, Medtronic, Inc., Conceptus, Inc., ev3, Inc., Home Diagnostics, Inc., Northstar Neuroscience, Inc., NuVasive, Inc., Orthovita, Inc., Thoratec Corp. and Volcano Corp. Our Chief Executive Officer and the Chairman of our compensation committee assisted Compensia in ensuring the peer group used was appropriate. While our compensation committee did not engage Compensia or any other compensation consultant to perform a base salary and cash bonus compensation analysis for fiscal 2008, our compensation committee took Compensia’s 2007 analysis and recommendations into consideration when setting base salaries for fiscal 2008 and as a basis for developing the cash bonus component of executive compensation for fiscal 2008.

Base Salary

We provide our executive officers and other employees with a base salary to compensate them for services rendered during the fiscal year. We determine base salaries for our executive officers based in part on our review of prevailing compensation practices in our peer group. The compensation committee reviews competitive market information with our Chief Executive Officer for each executive level position and within the compensation committee as to the Chief Executive Officer. In addition, at the beginning of each fiscal year, the compensation committee reviews each executive’s performance for the last year and objectives for the next year, together with the executive officer’s responsibility level and our fiscal performance compared to objectives for the last year and our performance targets for the next year. The relative weight given to these factors varies with each individual at the discretion of the committee.

On December 24, 2007, the compensation committee approved 2008 base salaries for our named executive officers, excluding our President and Chief Executive Officer. In determining our Chief Executive Officer’s base salary, the compensation committee consults with the overall Board. The annual base salary in fiscal 2008 for Terrance Gregg, our President and Chief Executive Officer, was $420,000. The annual base salary in fiscal 2008 for Jess Roper, our Chief Financial Officer, was $200,000. The annual base salary in fiscal 2008 for Steven Pacelli, who served as Senior Vice President of Corporate Affairs until December 15, 2008, was $248,240. On

December 15, 2008, Mr. Pacelli was promoted to serve as our Chief Administrative Officer, and his salary was increased to $260,652 on an annual basis. The annual base salary in fiscal 2008 for Jorge Valdes, our Senior Vice President of Operations, was $254,400. The annual base salary in fiscal 2008 for Andrew Balo, our Senior Vice President of Clinical and Regulatory Affairs and Quality Assurance, was $255,000. For 2008, there was a modest increase in the base salaries of our named executive officers, reflecting achievement of several milestones in 2007, including FDA approval and commercial launch of our SEVEN system. The changes in base salary were designed to provide competitive packages and to retain such officers.

Bonus Plans

Our cash bonus plans are designed to reward our executives for the achievement of shorter-term goals, principally relating to the achievement of revenue targets and operational performance goals. Target goals are generally developed through our annual financial planning process, whereby we assess our future operating environment and build projections on anticipated results. The compensation committee believes revenue targets and operational performance goals are effective measurements in assessing how well or how poorly we are performing from a financial and development standpoint. It is our general philosophy that management be rewarded for their performance as a team in the attainment of these goals. We believe that this is important to aligning our executive officers and employees and promoting teamwork among them. Hence, we have adopted a practice of establishing identical revenue targets and performance goals for all our executive officers and employees. Therefore, the same financial and performance achievements drive all cash bonuses, irrespective of position.

On February 26, 2008, our compensation committee approved a bonus plan for fiscal 2008 (“2008 Plan”). Under the 2008 Plan, the target bonus for the Chief Executive Officer was 50% of his base salary, the target bonus for each of our Senior Vice Presidents was 35% of their respective base salaries and the target bonus for the remainder of our key employees was 25% of their respective base salaries.

In formulating our 2008 Plan, our compensation committee decided to make performance targets a factor in determining bonuses, in addition to financial targets. However, the amount of any bonus awarded under the 2008 Plan was predicated on achieving the targeted revenue goals, and payments for achievement of performance milestones would not occur unless the minimum targeted revenue goal was achieved. Generally speaking, 70% of any bonus payable under the 2008 Plan was based on achieving certain annual revenue goals (the “Revenue Component”) and 30% was based on achieving certain performance milestones (the “Performance Component”).

Under the 2008 Plan, no portion of the Revenue Component could be paid unless we met the specified minimum revenue target for fiscal 2008 of $10 million. Upon achievement of this minimum revenue target, each eligible participant was eligible to receive a bonus award of 80% of their targeted Revenue Component. Upon achievement of 100% of the company’s revenue target for fiscal 2008 of $12 million, each eligible participant was eligible to receive a bonus award of 100% of their targeted Revenue Component. If the company exceeded its fiscal 2008 revenue target, the eligible participants were eligible to receive bonuses at various increased amounts up to a maximum of 175% of their targeted Revenue Component. The revenue target of $12 million was established at a level that we believed to be achievable, but would have required better than expected performance by the company and each of our named executive officers. No bonuses were paid under the 2008 Plan because we failed to achieve our minimum annual revenue target of $10 million. As a result, none of our named executive officers received a bonus during 2008.

Under the Performance Component, bonus amounts could also be paid to the eligible participants if the company achieved specified performance milestones in addition to achieving at least the minimum revenue goal. Eligible participants were eligible to receive 25% of their targeted Performance Component for achievement of each of four performance milestones related to advancement of our technology development and commercialization efforts during fiscal 2008. As we failed to achieve the minimum revenue target under the

Revenue Component of our 2008 Plan, no bonuses were paid for achievement of the performance milestones. The company achieved the first performance milestone, which related to the continued development of our SEVEN system, including regulatory approval and commercialization of a product update that enabled customers to use any FDA-cleared blood glucose meter to calibrate the SEVEN system. The company achieved its second performance milestone, which related to establishing a partnership to integrate our continuous glucose monitoring technology with a second insulin pump system. We also achieved the third milestone, which related to our efforts to collaborate with a partner on the continued development of our in-hospital blood glucose monitoring system. Last, we achieved our fourth performance milestone when we obtained ISO and CE Mark certification during 2008. These performance milestones were designed to require improvement upon past levels of performance, and as such we considered them significantly challenging to achieve. However, because of the uncertainties associated with being a growing company, the compensation committee could not, and did not undertake to, make a specific determination as to the probability of achieving any of these milestones, or meeting or exceeding revenue targets, at the time they were set.

Stock Option and Equity Incentive Programs

We grant equity awards to our executive officers and key employees based upon prior performance, the importance of retaining their services and the potential for their performance to help us attain our long-term goals. We intend our equity award program to be the primary vehicle for offering long-term incentives and rewarding our executive officers and other key employees. We also regard our equity award program as a key retention tool. The retentive aspect of our equity award program is a very important factor in our determination of the type of award to grant and the number of shares underlying the equity award that are granted. We also consider the number of vested equity awards currently held by our executive officers in determining additional grants. However, there is no set formula we utilize for the granting of equity awards to individual executives or employees.

Because of the direct relationship between the value of a stock option (which is the right to purchase a share of our common stock at a predetermined price) or share of restricted stock and the fair market value of our common stock, we believe that granting stock options and shares of restricted stock is the best method of motivating our executive officers and employees in a manner that is consistent with the interests of our company and our stockholders. We typically grant stock options to certain of our executives and other key employees annually in conjunction with the review of their individual performance. The exercise price of these stock option grants is equal to the fair market value of our common stock on the date of grant. This review takes place in conjunction with a meeting of the compensation committee. Grants to newly hired executive officers are approved by the compensation committee and are effective on the executive’s first day of employment. In May 2008, and again in December 2008, we granted stock options to certain executives and employees, as we believed that the granting of stock options was the best way to reward them for and to motivate them toward superior performance. However, we may utilize other forms of equity awards as and when we deem appropriate, particularly in response to changes in tax and accounting treatment of awards. Accordingly, the compensation committee may utilize restricted stock and fewer stock options as a means to retain, reward and motivate our executive officers and key employees in fiscal 2009, which would provide an incentive to an employee to spend an extended portion of time with us and to build value over time.

The board has authorized our Chief Executive Officer to grant up 50,000 shares of stock options to non-executive employees between regularly scheduled meetings of the compensation committee, up to an aggregate of 300,000 stock option awards in any calendar year. The grant date for any of these stock option awards is the date on which our Chief Executive Officer approves the grant for the newly hired employee, and it is our practice to have our Chief Executive Officer approve stock option awards on a bi-weekly basis. The exercise price of all stock options is set at the closing price of our common stock on the NASDAQ Global Market on the grant date. Options typically vest as to 25% of the shares on the first anniversary of the date of grant with the remainder vesting ratably over a 36-month period thereafter. Certain option grants to certain of our currently employed named executive officers during 2008 vest ratably over a 48-month period and it is expected that any future grants to our named executive officers will also vest ratably over a 48-month period.

Our insider trading policy prohibits all officers, directors and employees from speculating in our common stock, which includes, but is not limited to, short selling (profiting if the market price of the securities decreases); buying or selling publicly traded options, including writing covered calls; and hedging or any other type of derivative arrangement that has a similar economic effect.

Perquisites and Certain Other Benefits

We limit the perquisites that we make available to our executive officers in an effort to conserve our financial resources. Except for certain severance and change of control agreements described below, our executives are not entitled to any benefits that are not otherwise available to all of our employees. In addition, it should be noted that we do not provide pension arrangements, and aside from COBRA benefits, post-retirement health coverage, or similar benefits for our executives or employees. Our health and insurance plans are the same for all employees.

Termination and Change of Control

Our severance and change of control agreements are designed to facilitate our ability to attract and retain executives as we compete for talent in a marketplace where such protections are commonly offered. The severance benefits described below are designed to ease an employee’s transition due to an unexpected employment termination by us due to ongoing changes in our employment needs. Our change of control agreements encourage executives to remain focused on our business in the event of rumored or actual fundamental corporate changes.

In June 2007, we entered into an Executive Change of Control and Severance Agreement with Mr. Gregg, and in December 2008, the compensation committee also approved a form of Amended and Restated Executive Change of Control and Severance Agreement (collectively, the “Change of Control Agreement”) that was entered into by each of our Chief Financial Officer, our other named executive officers and our other executive officers ranking vice president and above. We entered into the Change of Control Agreement as part of our ongoing, periodic review of our compensation and benefits programs, in recognition of the importance to us and to our stockholders of avoiding the loss and distraction of key management personnel that may occur if such key personnel are concerned about their job security in connection with actual or rumored corporate changes, and to help us attract and retain qualified executives who could have other job alternatives that may appear to them to be less risky without these arrangements.

The Change of Control Agreement provides that in the event of a change of control while the covered officer is employed by us, or in the event that the covered officer is involuntarily terminated without cause during the period that begins (1) 90 days prior to the earlier of (i) the execution of a letter of intent relating to a change of control transaction, or (ii) the execution of a definitive agreement with respect to a change of control transaction, in either case provided that the change of control with the party to the letter of intent or definitive agreement is consummated within two years following such execution, and ends (2) on the date such change of control becomes effective, the vesting of all of the shares subject to all options held by the covered officer and any other stock awards that the Board of Directors determines should be subject to the Change of Control Agreement will be accelerated in full. We believe the structure of this change of control arrangement protects stockholder value by allowing us the opportunity to deliver an intact and motivated management team to any potential acquirer. If we did not offer any benefits in connection with a change of control, our executives could be less motivated to pursue a potential acquisition or continue working for the company during a transition after an acquisition, even if such a transaction would benefit our stockholders, because of the possibility that they would lose the potential value of their unvested equity compensation or future cash compensation upon an acquisition. As a result, we believe that these benefits further incentivize our executive officers to continue to create value for the Company and our stockholders.

The Change of Control Agreement also provides that, in the event we terminate a covered officer without cause (as defined therein) or the covered officer resigns due to a constructive termination (as defined therein) the covered officer will receive twelve months salary in a lump sum as severance and twelve months of vesting acceleration of all of the shares subject to all options held by the covered officer and any other stock awards that the Board of Directors determines should be subject to the Change of Control Agreement. In each case, our obligation to make any severance payments or provide vesting acceleration is expressly conditioned upon the covered officer’s execution and delivery of a general release and waiver of all claims. The Change of Control Agreement represents the complete and exclusive statement of agreement between the covered officers and us with respect to vesting acceleration or severance and supersedes any other agreements or promises made to the covered officers with respect to vesting acceleration or severance. The amounts payable upon a covered officer’s termination of employment or upon a change of control are calculated on a hypothetical basis and set forth in the section entitled “Employment, Severance and Change of Control Arrangements” below.

Accounting and Tax Considerations

Since January 1, 2006, we have accounted for stock-based payments in accordance with the requirements of FASB Statement 123(R). Section 162(m) of the Internal Revenue Code of 1986, as amended, limits our deduction for federal income tax purposes of no more than $1 million of compensation paid to certain executive officers in a taxable year. Compensation above $1 million may be deducted if it is “performance-based compensation” within the meaning of the Code. The committee believes that at the present time it is unlikely that the compensation paid to any executive officer in a taxable year that is subject to the deduction limit will exceed $1 million. Therefore, the committee has not yet established a policy for determining which forms of incentive compensation awarded to our executive officers shall be designed to qualify as “performance-based compensation.” Our equity plan, in its present form, meets the requirements for obtaining tax deductibility. We intend to continue to evaluate the effects of the statute and any applicable Treasury regulations and to comply with Code section 162(m) in the future to the extent consistent with our best interests.

Summary Compensation Table

The following table presents compensation information for the year ended December 31, 2008 awarded to, earned by or paid to our Chief Executive Officer, Chief Financial Officer and each of our three other most highly compensated executive officers. We refer to these executive officers as our named executive officers elsewhere in this proxy statement.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)		Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Terrance H. Gregg	2008	$423,232	$—	$329,362	(5)	$2,044,175	—	$4,016	$2,800,785
President and Chief Executive Officer(4)	2007	215,384	119,533	—		628,683	—	811	964,411
	2006	—	—	—		—	—	—	—

Jess Roper	2008	192,209	—	2,724	(7)	110,397	—	5,055	310,386
Vice President and	2007	136,362	35,000	2,211	(7)	32,885	—	3,952	210,410
Chief Financial Officer(6)	2006	127,200	10,000	—		31,144	—	3,908	172,252

Steven R. Pacelli	2008	250,620	—	—		593,865	—	11,502	855,987
Chief Administrative Officer(8)	2007	226,056	46,400	—		449,544	—	4,270	726,270
	2006	145,866	50,000	—		230,667	—	3,020	429,553

Jorge Valdes	2008	256,224	—	—		388,789	—	18,154	663,168
Sr. Vice President of	2007	235,294	48,000	—		338,921	—	12,050	634,265
Operations	2006	210,646	—	—		374,004	—	11,710	596,360

Andrew Balo	2008	255,897	—	—		241,880	—	18,172	515,949
Sr. V.P., Clinical &	2007	236,616	47,557	—		162,375	—	12,058	458,607
Regulatory Affairs & Quality Assurance	2006	230,000	—	—		195,549	—	7,178	432,727

(1)	These amounts reflect the dollar amount recognized for financial statement reporting purposes for the year ended December 31, 2008 in accordance with FAS 123(R), with the exception that estimated forfeitures related to service-based vesting were disregarded in these amounts, for awards pursuant to our 2005 Stock Plan. Assumptions used in the calculation of this amount for years ended December 31, 2006, 2007 and 2008 are included in footnote one to our audited financial statements for the year ended December 31, 2008 included in our annual report on Form 10-K filed with the Securities and Exchange Commission on March 5, 2009.

(2)	No amounts were earned under the incentive bonus plan described in the section above entitled “Compensation Discussion and Analysis—Elements of our Compensation Plans—Bonus Plan.”

(3)	These amounts represent premiums paid to various employee health and life insurance policies.

(4)	Mr. Gregg began serving as our President and Chief Executive Officer on June 19, 2007 and the compensation information in this table reflects his earnings as an employee and do not reflect his compensation as a non-employee director prior to June 19, 2007. Mr. Gregg’s compensation for 2007 as a non-employee director was $187,343, $12,620 of which were fees earned or paid in cash, and $174,723 of which were related to option grants, which figure reflects the dollar amount recognized for financial statement reporting purposes for the year ended December 31, 2007 in accordance with FAS 123(R), with the exception that estimated forfeitures related to service-based vesting were disregarded in these amounts for awards pursuant to our 2005 Equity Incentive Plan. Assumptions used in the calculation of this amount are included in footnote one to our audited financial statements for the year ended December 31, 2008 included in our annual report on Form 10-K filed with the Securities and Exchange Commission on March 5, 2009.

(5)

Pursuant to Mr. Gregg’s original offer letter agreement dated June 19, 2007 (the “Employment Date”), Mr. Gregg was to receive an option to purchase 1,355,000 shares of the Company’s common stock under the Company’s 2005 Equity Incentive Plan on the Employment Date. Due to limitations set forth in the 2005 Equity Incentive Plan, the Company was able to grant Mr. Gregg an option to purchase 962,000 shares of the Company’s common stock on the Employment Date. Pursuant to his amended offer letter, the Company granted Mr. Gregg an additional stock option to purchase 393,000 shares of the Company’s common stock under the 2005 Equity Incentive Plan on January 2, 2008 (the “Additional Option Grant Date”). In addition, Mr. Gregg was granted 92,213 shares of restricted stock pursuant to his amended offer letter. This restricted stock vests in thirty equal monthly installments.

(6)	Mr. Roper began serving as the Company’s Interim Chief Financial Officer on July 31, 2007 and received a salary increase to $154,000 annually. Mr. Roper was promoted to Vice President and Chief Financial Officer on March 13, 2008 and received a salary increase to $200,000 annually. The compensation detailed for 2007 in the table above reflects earnings Mr. Roper received prior to and after his appointment as Interim Chief Financial Officer. The compensation detailed for 2008 in the table above reflects earnings Mr. Roper received prior to and after his promotion to Vice President and Chief Financial Officer.

(7)	Mr. Roper received a restricted stock grant of 1,500 shares on March 9, 2007, which vests in four annual equal installments.

(8)	Mr. Pacelli served as Senior Vice President of Corporate Affairs until December 15, 2008 and was promoted to Chief Administrative Officer on December 15, 2008.

Grants of Plan-Based Awards

The following table provides information with regard to potential cash bonuses paid or payable in 2008 under our performance-based, non-equity incentive plan, and with regard to each equity award granted to each named executive officer during 2008.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock		All Other: Option Awards Number of Shares Underlying Option Awards(2)		Exercise price of Option Awards(3)	Grant Date Fair Value of Option Awards
		Threshold(1)	Target(1)	Maximum(1)
Terrance H. Gregg	N/A	$117,471	$209,770	$319,899
	1/2/08						393,000	(4)(5)	$8.95	$1,831,419
	1/2/08				92,213	(5)				825,214
	12/11/08						245,000		3.19	406,945

Jess Roper	N/A	18,480	38,500	53,900
	5/19/08						100,000		7.63	397,280
	12/11/08						45,000		3.19	74,745

Steven R. Pacelli	N/A	48,628	86,836	132,426
	5/19/08						100,000		7.63	397,280
	12/11/08						145,000		3.19	240,845

Jorge Valdes	N/A	49,797	88,924	135,609
	5/19/08						100,000		7.63	397,280
	12/11/08						145,000		3.19	240,845

Andrew Balo	N/A	49,706	88,760	135,359
	5/19/08						100,000		7.63	397,280
	12/11/08						145,000		3.19	240,845

(1)	In February 2008 the compensation committee adopted a bonus plan (the “2008 Plan”) under which our named executive officers could earn a target bonus of between 25% and 50% of their annual base salary if we achieved certain revenue or operational targets. We did not issue any bonus awards out of the 2008 Bonus Plan, as is reflected in the Summary Compensation Table above.

(2)	All option awards granted in 2008 were made under our 2005 Equity Incentive Plan. Except as footnoted here, each of these options vest in equal monthly installments over four years. Options expire ten years from the date of grant.

(3)	Represents the fair market value of a share of our common stock on the grant date in accordance with FAS 123(R).

(4)	These options vest in thirty equal monthly installments.

(5)	Pursuant to Mr. Gregg’s original offer letter agreement dated June 19, 2007 (the “Employment Date”), Mr. Gregg was to receive an option to purchase 1,355,000 shares of the Company’s common stock under the Company’s 2005 Equity Incentive Plan on the Employment Date. Due to limitations set forth in the 2005 Equity Incentive Plan, the Company was able to grant Mr. Gregg an option to purchase 962,000 shares of the Company’s common stock on the Employment Date. Pursuant to his amended offer letter, the Company granted Mr. Gregg an additional stock option to purchase 393,000 shares of the Company’s common stock under the 2005 Equity Incentive Plan on January 2, 2008 (the “Additional Option Grant Date”). In addition, Mr. Gregg was granted 92,213 shares of restricted stock pursuant to his amended offer letter. This restricted stock vests in thirty equal monthly installments.

Outstanding Equity Awards at December 31, 2008

The following table provides information regarding each vested and unvested stock option and stock award held by each named executive officer as of December 31, 2008.

Name	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options(1)			Option Exercise Price(2)	Option Expiration Date	Number of Shares That Have Not Vested		Market Value of Shares That Have Not Vested
	Vested	Unvested
Terrance H. Gregg	—	245,000		$3.19	12/11/2018	58,402		$161,131
	144,100	248,900		8.95	1/2/2018
	481,000	481,000	(3)	6.85	6/19/2017	—		—
	31,890	—		7.31	5/23/2017
	17,222	2,778		21.00	5/19/2016
	25,000	—		13.99	5/19/2015

Jess Roper	—	45,000	(4)	3.19	12/11/2018	1,125	(5)	3,104
	14,583	85,417	(4)	7.63	5/19/2018
	8,333	16,667		7.79	8/2/2017
	1,968	2,532		7.25	3/9/2017
	18,750	1,250		10.00	3/11/2015

Steven R. Pacelli	—	145,000	(4)	3.19	12/11/2018	—		—
	14,583	85,417	(4)	7.63	5/19/2018
	33,333	66,667	(4)	7.79	8/2/2017
	24,062	30,938		7.25	3/9/2017
	29,166	20,834		11.33	8/8/2016
	66,666	33,334		20.65	4/17/2016

Andrew Balo	—	145,000	(4)	3.19	12/11/2018	—		—
	14,583	85,417	(4)	7.63	5/19/2018
	13,541	36,459		8.94	11/2/2017
	32,812	42,188		7.25	3/9/2017
	18,750	6,250		14.30	12/7/2015
	97,222	—		2.40	12/24/2014
	15,416	—		0.50	2/10/2014
	78,466	—		0.50	1/30/2013
	50,000	—		0.30	2/20/2012

Jorge Valdes	—	145,000	(4)	3.19	12/11/2018	—		—
	14,583	85,417	(4)	7.63	5/19/2018
	33,333	66,667	(4)	7.79	8/2/2017
	24,062	30,938		7.25	3/9/2017
	26,041	23,959		10.48	11/16/2016
	74,999	25,001		13.45	11/1/2015

(1)	Except as otherwise footnoted here, each of these options vest over four years, with 25% vesting after one year and an additional 1/48th of the total number of shares vesting each month thereafter.

(2)	Represents the fair market value of a share of our common stock, as determined by our board of directors, on the option’s grant date. Please see “Compensation Discussion and Analysis—Elements of Our Compensation Plans—Stock Option and Equity Incentive Programs” above for a discussion of how we have valued our common stock.

(3)	This option grant vests in equal monthly installments over 36 months.

(4)	These option grants vest in equal monthly installments over 48 months.

(5)	Mr. Roper holds 1,125 shares of restricted stock that vests in four equal annual installments, 375 of which were vested as of December 31, 2008.

2008 Option Exercises and Stock Vested

The following table shows stock options exercised by our named executive officers in fiscal 2008 as well as stock awards that vested during fiscal 2008.

	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
Terrance H. Gregg	—	$—	33,811	$204,273
Jess Roper	—	—	375	2,621
Andrew Balo	—	—	—	—
Steven Pacelli	—	—	—	—
Jorge Valdes	—	—	—	—

Employment, Severance and Change of Control Arrangements

In June 2007, we entered into an Employment Agreement with our President and Chief Executive Officer, Terrance Gregg (the “Gregg Employment Agreement”), as amended in December 2008. Under the Gregg Employment Agreement, in the event we terminate Mr. Gregg’s employment without cause or he is constructively terminated, he will receive 12 months salary as severance and 12 months of vesting acceleration of all of the shares subject to all options held by Mr. Gregg and any other stock awards that the Board of Directors determines should be subject to the change of control provisions of the Gregg Employment Agreement. In addition, all stock options granted to Mr. Gregg, whether currently outstanding or granted in the future, will immediately vest upon a change of control.

The following table summarizes the potential payments and benefits payable to Mr. Gregg upon termination of employment or a change of our control under each situation listed below, modeling, in each situation, that Mr. Gregg was terminated on December 31, 2008. The Gregg Employment Agreement requires that the severance payment be in a lump sum.

Executive Benefits and Payments Upon Termination:	Involuntary Termination Not For Cause	Constructive Termination	Following a Change of Control
Base salary	$420,000	$420,000	$420,000
Value of accelerated stock options(1)	$101,766	$101,766	$161,131

(1)	Represents the value of accelerated vesting of Mr. Gregg’s restricted stock. The closing price of DexCom’s stock on December 31, 2008 was $2.76, less than the exercise price of all options held.

We have also entered into change of control arrangements with Mr. Roper, Mr. Pacelli, Mr. Balo and Mr. Valdes. The Change of Control Agreements provide that in the event of a change of control while the executive is employed by us, or in the event that the executive is involuntarily terminated without cause during the period that begins (1) 90 days prior to the earlier of (i) the execution of a letter of intent relating to a change of control transaction, or (ii) the execution of a definitive agreement with respect to a change of control transaction, in either case provided that the change of control with the party to the letter of intent or definitive agreement is consummated within two years following such execution, and ends (2) on the date such change of control becomes effective, the vesting of all of the shares subject to all options held by the executive and any other stock awards that the Board of Directors determines should be subject to the Change of Control Agreements will be accelerated in full. The Change of Control Agreements also provide that, in the event we terminate the executive without cause or the executive resigns due to a constructive termination, the executive will receive a lump sum payment equal to twelve months salary as severance and twelve months of vesting acceleration of all of the shares subject to all options held by the executive and any other stock awards that the Board of Directors determines should be subject to the Change of Control Agreement. In each case, our obligation to make any severance payments or provide vesting acceleration is expressly conditioned upon the executive’s execution and delivery of a general release and waiver of all claims. The Change of Control Agreement represents the complete and exclusive statement of agreement between the executive and the Company with respect to vesting acceleration or severance and supersedes any other agreements or promises made to the executive with respect to vesting acceleration or severance.

The following table summarizes the potential payments and benefits payable to each of Mr. Roper, Mr. Pacelli, Mr. Balo and Mr. Valdes upon termination of employment or a change in our control under each situation listed below, modeling, in each situation, that Mr. Roper, Mr. Pacelli, Mr. Balo and Mr. Valdes were terminated on December 31, 2008.

Name of Executive:	Balo			Pacelli			Roper			Valdes
	Severance	Value of Accelerated Stock Options		Severance	Value of Accelerated Stock Options		Severance	Value of Accelerated Stock Options and Restricted Stock		Severance	Value of Accelerated Stock Options
Involuntary Termination Not For Cause	$255,000	$—	(1)	$260,652	$—	(1)	$200,000	$1,035	(1)(2)	$254,400	$—	(1)
Involuntary Termination Not For Cause or Constructive Termination upon Change of Control	$255,000	$—	(1)	$260,652	$—	(1)	$200,000	$3,104	(1)(2)	$254,400	$—	(1)

(1)	The closing price of DexCom’s stock on December 31, 2008 was $2.76, less than the exercise price of all options held.

(2)	Represents the value of accelerated vesting of Mr. Roper’s restricted stock.

Equity Compensation Plan Information

The following table provides certain information as of December 31, 2008, with respect to all of our equity compensation plans in effect on that date.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a)) (c)
Equity compensation plans approved by stockholders(1)(2)	7,111,844	$9.18	877,991
Equity compensation plans not approved by stockholders(3)	—	—	—

Total	7,111,844	$9.18	877,991

(1)	Includes the 1999 Stock Option Plan, the 2005 Equity Incentive Plan (the “2005 Plan”) and the 2005 Employee Stock Purchase Plan. 134,920 shares under column (c) are attributable to our 2005 Equity Incentive Plan and 743,071 are attributable to our 2005 Employee Stock Purchase Plan. Each of the 2005 Plan and 2005 Employee Stock Purchase Plan contain provisions that provide for automatic increases to the authorized number of shares of up to 3% and 1%, respectively, to occur on January 1 of each year. Does not include increase of 894,709 shares to number of authorized shares under the 2005 Plan that occurred on January 1, 2009 pursuant to the 2005 Plan’s automatic increase in authorized shares. Does not include increase of 298,236 shares to number of authorized shares under the 2005 Employee Stock Purchase Plan that occurred on January 1, 2009 pursuant to the 2005 Employee Stock Purchase Plan’s automatic increase in authorized shares.

(2)	Shares reserved for future issuance under the 2005 Plan may be granted as restricted stock.

(3)	As of December 31, 2008, we did not have any equity compensation plans that were not approved by our stockholders.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

The material in this report is not “soliciting material,” is not deemed “filed” with the Securities and Exchange Commission, and is not to be incorporated by reference into any filing of DexCom under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the compensation committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee

Jonathan Lord, Acting Chairman
Donald A. Lucas

CERTAIN TRANSACTIONS

From January 1, 2008 to the present, there have been no (and there are no currently proposed) transactions in which the amount involved exceeded $120,000 to which the company was (or is to be) a party and in which any executive officer, director, 5% beneficial owner of our common stock or member of the immediate family of any of the foregoing persons had (or will have) a direct or indirect material interest.

Our audit committee reviews the fairness and approval of any proposed transaction between management and other related parties of the company (other than transactions that are subject to review by the compensation committee) that are brought to the attention of the audit committee. In addition, our Code of Conduct and Ethics sets forth factors that should be considered in determining whether there may be a direct or indirect material interest, such as the size and nature of the person’s interest; the nature of the company’s relationship with the other entity; and whether the person has access to confidential company information.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (such as brokers, banks or other agents) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of broker, banks or other agents with account holders who are stockholders of DexCom will be “householding” our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker, bank or other agent that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker, bank or other agent, and direct a written request for the separate proxy statement and annual report to American Stock Transfer and Trust Company at 59 Maiden Lane, Plaza Level, New York, New York, 10038. Stockholders whose shares are held by their broker, bank or other agent as nominee and who currently receive multiple copies of the proxy statement at their address that would like to request “householding” of their communications should contact their broker, bank or other agent.

OTHER MATTERS

Our Board of Directors knows of no other matters that will be presented for consideration at the annual meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

ANNUAL REPORTS

A copy of our annual report to stockholders, which includes financial statements, is being mailed with this proxy statement.

We have filed our annual report on Form 10-K for the fiscal year ended December 31, 2008 with the SEC. It is available free of charge at the SEC’s web site at www.sec.gov. Upon written request by a DexCom stockholder, we will mail without charge a copy of our Form 10-K, including the financial statements and financial statement schedules, but excluding exhibits to the Form 10-K. Exhibits to the Form 10-K are available upon payment of a reasonable fee, which is limited to our expenses in furnishing the requested exhibit.

Requests for copies of our annual report to stockholders or our annual report on Form 10-K should be directed to Investor Relations, DexCom, Inc., 6340 Sequence Drive, San Diego, California 92121.

By Order of the Board of Directors

Terrance H. Gregg

Chief Executive Officer and President

San Diego, California

April 13, 2009

PROXY SOLICITED BY THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 19, 2009

The undersigned hereby appoints Terrance H. Gregg and Jess Roper, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of DexCom, Inc. which the undersigned may be entitled to vote at the 2009 Annual Meeting of Stockholders of DexCom, Inc. to be held on May 19, 2009 at 2:00 p.m. local time at the Hotel Solamar located at 435 6th Avenue, San Diego, California 92101, and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR THE NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSALS 2 AND 3, AS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

VOTING INSTRUCTIONS:

Complete, sign, date and promptly return this proxy card in the postage-paid envelope provided.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THE NOMINEE NAMED BELOW.

PROPOSAL 1:	To elect the Class I directors to hold office until our 2012 Annual Meeting of Stockholders.

☐	FOR the nominees listed below (except as marked to the contrary below).	☐	WITHHOLD authority to vote for the nominees listed below.	☐	FOR All Except (see instructions below)

Nominees:	Terrance H. Gregg and Kevin Sayer

Instruction: To withhold authority to vote for any individual nominee, mark “FOR ALL EXCEPT” and write the name of the nominee you wish to withhold on the line below.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE REAPPROVAL OF THE INTERNAL REVENUE CODE SECTION 162(m) PROVISIONS OF OUR 2005 EQUITY INCENTIVE PLAN TO PRESERVE OUR ABILITY TO DEDUCT FOR CORPORATE INCOME TAX PURPOSES COMPENSATION THAT QUALIFIES AS PERFORMANCE-BASED COMPENSATION UNDER SECTION 162(M) OF THE INTERNAL REVENUE CODE.

PROPOSAL 2:	To reapprove the Internal Revenue Code Section 162(m) provisions of our 2005 Equity Incentive Plan to preserve our ability to deduct for corporate income tax purposes compensation that qualifies as performance-based compensation under Section 162(m) of the Internal Revenue Code.

☐ FOR	☐ AGAINST	☐ ABSTAIN

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2009.

PROPOSAL 3:	To ratify the selection by the audit committee of our Board of Directors of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2009.

☐ FOR	☐ AGAINST	☐ ABSTAIN

DATED

SIGNATURE(S)

Please sign exactly as your name appears hereon. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should add their titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership, please sign in partnership name by authorized person.

Please vote, date and promptly return this proxy in the enclosed return envelope which is postage prepaid if mailed in the United States.